FOR IMMEDIATE RELEASE		PRESS RELEASE

Please Contact:	Banyan Corporation (800) 808-0899
e-mail: info@chiropracticusa.net
Investor Relations 877-980-3114
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN CORPORATION RETAINS HOCKEY
GOALTENDING GREAT MIKE VERNON AS SPOKESMAN
FOR SUBSIDIARY CHIROPRACTIC USA

LOS ANGELES (January 14, 2004)--Banyan Corporation (OTCBB: BANY) is pleased to announce that it has entered a Consulting/Promotional Agreement with hockey great, Mike Vernon, effective immediately.

Mike Vernon is the 6th winningest NHL goalie of all time with 385 career wins. He is second only to Patrick Roy amongst his contemporaries in wins, and is in the company of such legends as Terry Sawchuk, Jacques Plante, Tony Esposito and Glenn Hall. He won Stanley Cups with the 1989 Calgary Flames as well as the 1997 Detroit Red Wings, where he also won the Conn Smythe Trophy as the Most Valuable Player in the playoffs.

Vernon, a six-time NHL All-Star, has realized the benefits of on-going chiropractic care for years. Vernon commented, “I was thrilled when I found out about Chiropractic USA. A national brand in Chiropractic can finally get the word out about the benefits of chiropractic use. I played pro hockey at the highest level for almost 20 years and chiropractic was part of my healthcare regimen. There is nothing more important to a pro athlete than being in optimum health, which is why I used chiropractic care regularly. Now that I am retired, I still use chiropractic care as a part of my wellness program. I only wish that Chiropractic USA had been around when I was playing in the NHL as it would have been great to know that wherever I went I could get the same high quality corrective chiropractic care that Chiropractic USA provides in all of its locations. ”

Banyan CEO Michael Gelmon stated, “We are excited to have someone with the standing and reputation of Mike Vernon as our Chiropractic USA spokesperson. Mike has enlightened us as to the great numbers of professional athletes that use chiropractic wellness a part of their lives. It takes teamwork to be successful in both sports and business and with Mike Vernon on our team, our profile will be greatly enhanced.”

Banyan President Cory Gelmon concluded, “When you think about the kind of abuse a pro athlete’s body takes over the course of their career, it’s hard to think of a better endorsement than Mike Vernon’s for Chiropractic and Chiropractic USA. Mike’s stature, contacts in the media and in the sporting world will give us greater access to Chiropractors and the public, promoting our Chiropractic USA business model as well as the benefits of lifelong chiropractic wellness. We are already looking at a strong growth year. Having Mike Vernon’s endorsement will only help us achieve our goals faster.”

Please contact Banyan Corporation Investor Relations toll-free at 877-980-3114. For more information about Chiropractic USA, please visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, world-renowned chiropractic coach Dr. CJ Mertz of Team WLP s joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship and commenced its franchise program in September of 2003.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA’, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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